STRATEGIC FINDER’S FEE AGREEMENT

           THIS AGREEMENT is made this May 12 2010, by and between Brad Hoffman, an individual, and his assignee (hereinafter referred to as "Finder") and Indigo Energy,  Inc., a Nevada Corporation (INDIGO), and its subsidiaries, assignees, affiliates, agents and/or representatives (hereinafter referred to as "Company").

Recitals

           Whereas, Company is seeking funding to execute on  its business plan and Company desires that Finder provide such services to Company with respect to same; and

           Whereas, Company and Finder desire to enter into an agreement for such services on the terms and conditions described herein.

           NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, Company and Finder agree as follows:

ARTICLE I
Definitions

Article 1.1.    “Strategic Relationships” shall mean those persons and entities that provide necessary channels, alliances, partnerships, joint ventures, financing, mergers and acquisitions or other relationship or combinations that furthers the strategic growth, value and operational, marketing, sales and financial plans of Company.

           Article 1.2     “Transaction Value” shall mean the value of the consideration given in respect of the said transaction, financing, including equity, debt or other financing, including, but not limited to any assumption of liabilities, cash, or strategic alliance agreements.  Moreover, the Finder will be seeking a minimum of Ten Million ($10,000,000) Dollars of Transactional Value.

           Article 1.3     "Fee" is the amount paid to Finder as set forth in Article III herein.

ARTICLE II
Services of Finder

           Article 2.1.     Services by Finder. The function of the relationship will be to provide services including but not be limited to finding funds for operations and execution of the Company’s business plan.

Article 2.2     Non circumvention.  Company, and its subsidiaries, affiliates, officers, employees, agents and/or representatives shall not circumvent, solicit or contact any persons or entities introduced by Finder to Company, without due consideration and compensation paid to Finder.

Article 2.3     Non- Exclusivity.  During the term of this agreement the company is free to work with any other party to provide the services contemplated in this agreement so long as that relationship does not interfere with this agreement [i.e. an “exclusive” relationship unless there’s a specific “carve-out” for this agreement].

ARTICLE III
Finder’s Fees Payable to Finder

              Article 3.1     Finder’s Fees. In consideration for the services rendered by Finder and contemplated herein, Company agrees to pay Finder a fee equal to ten percent (10%) of the gross amounts raised and deposited into the Company account.

In addition, Finder will also be entitled shares of common stock in the Company, such shares shall be restricted by  SEC Rule 144, in the amount of one share for each ten dollars raised irrespective of whether the funds are equity or debt [i.e. $10MM raised would equal 1 million shares]. Said shares are to be issued in the name of  Finder within 30 days of receipt of funding.

* Finder’s Fee shall only be deemed to be earned upon the Company’s receipt of actual proceeds and the Finder’s Fee will be remitted to Finder via wire to the bank of choice by Finder with in Five (5) days of receipt of actual proceeds.

ARTICLE IV
Term and Termination

           Article 4.1     Term.  This Agreement is for a period of Six (6) Months commencing on the date this Agreement is executed by the Company (“Initial Period”) and thereafter, this Agreement shall continue month-to-month in accordance with the terms set forth herein until terminated.  After expiration of the Initial Period, this Agreement may be terminated at any time by either party with or without cause upon thirty (30) days’ notice of termination.

           Article 4.2              Termination.  In the event this Agreement is terminated by Company and no subsequent similar agreement is entered into by the parties, Finder shall be entitled to its Fee from Company for a period of One (1) Year following termination on all compensation that is directly attributable to Finder as read in conjunction with paragraph 2.2 set forth above.

ARTICLE V
Documents, Information and Referrals

Article 5.1.    Company agrees to provide Finder with all documents and information, including but not limited to financial information, summary and full business plans, whether confidential or not, reasonably necessary or required by Finder.  Finder agrees to maintain the confidentiality of such information, and to require any party to whom confidential information is disclosed to execute an appropriate nondisclosure agreement.  Finder shall notify Company of its intention to disclose confidential information to a party for prior approval by Company, which may be withheld for any reason by Company.  Company agrees to use reasonable efforts to make directors and officers available for meetings upon reasonable notice by Finder in connection with the preparation of any presentation of documents connected with the activities of Finder.

           Article 5.2.    Company shall cooperate with Finder and provide such non-confidential information as Finder reasonably requests in order to aid Finder in its efforts.

           Article 5.3     Both parties will keep confidential and not disclose to any third party any confidential information of either party made available to other pursuant to this Agreement and will use the confidential information only in connection with the execution of the obligations and duties contemplated by this Agreement.   “Confidential Information” shall include all information concerning either party that is deemed confidential through marking, in writing or memorandum, or that by its nature, should be considered confidential, excluding any information that is generally available to the public, or any information which becomes available to either party on a non-confidential basis from a third party who is not known by either party to be bound by a confidentiality obligation of this Agreement; provided, however, that such confidential information may be disclosed (i) to either party's officers, directors, employees, counsel and accountants in connection with its engagement hereunder, who shall be informed of the confidential nature of the information and that such information is subject to a confidentiality agreement; (ii) to any person with the written consent of the disclosing party, subject to execution of an appropriate nondisclosure agreement; or (iii) if, upon the advice of counsel, either party is compelled to disclose such information (in which case the party compelled to disclose shall, to the extent permitted by applicable law, rule or regulation, and practicable under the circumstances, advise the other party in writing prior to such disclosure and shall consult with the other party with respect to the form and timing of disclosure).

ARTICLE VI
General Provisions

           Article 6.1     The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Nevada, without regard to conflicts of law rules.  Any disputes arising under this Agreement shall be submitted to arbitration before a single arbitrator in accordance with such rules as the parties jointly agree, to be conducted in Nevada.  If the parties are unable to agree on arbitration procedures, arbitration shall be conducted in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction.  The parties are responsible for their respective legal fees.

           Article 6.2     All notices, requests, demands, and other communications required or that may be given hereunder shall be in writing [to the addresses listed on the signature page] and shall be deemed to have been duly given when received, if delivered in person, or sent by certified mail, postage prepaid, return receipt requested or sent by nationally recognized overnight courier service, and addressed to the last known address of the parties hereto.

           Article 6.3     This Agreement may be executed in one or more counterparts, which taken together shall constitute one instrument.  Each party has cooperated in the drafting and preparation of this Agreement.  In any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

Article 6.4     Nothing contained herein shall be construed to create an employer-employee, partnership or joint venture relationship between the parties, it being understood that Finder, while acting under the terms of this Agreement, is an independent contractor.

Article 6.5     The parties understand that Finder does not guarantee that any Transaction will occur or any terms that may be offered by other parties to a transaction.

           Article 6.6     Finder and Company agree that: (i) Finder is not a “broker” or a “dealer” as defined under any applicable federal and/or state securities laws; (ii) Finder shall not engage in any acts for which he is required to be a broker/dealer;  (iii) Finder shall solely act to introduce Tagged Parties to the Company; and shall not engage in any sales efforts in connection with any Investment by any person or entity in Company; (iv) Finder shall not participate in any negotiation of the terms of any such Investment, and (v) Finder shall not give any advice to anyone regarding the valuation of, potential return on, or the terms of any Investment in, any securities of Company, except as authorized by the Company in writing.   Finder makes no representations, warranties or guaranties of any specific results or success.

           Article 6.7     Company agrees to defend, indemnify and hold Finder harmless from any and all claims, liabilities, debts, actions, judgments and/or settlements, including reasonable attorneys’ fees, which may arise as a result of Company's business, securities offerings and dealings, or from a breach of its obligations, representations and warranties as set forth in this Agreement.  Finder agrees to defend, indemnify and hold Company harmless from any and all claims, liabilities, debts, actions, judgments and/or settlements, including reasonable attorneys’ fees, which may result from its breach of obligations, representations and warranties under this Agreement.

Article 6.8     This Agreement, including any Exhibits and documents referred to in this Agreement or attached hereto, constitutes the entire understanding of parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to the subject matter of this Agreement which are not fully expressed herein.  This Agreement may only be amended by a writing signed by authorized representatives of both parties.

            IN WITNESS WHEREOF, the parties have executed this instrument as of the dates set forth below:

Finder:	Company:
Brad Hoffman	Indigo Energy, Inc.
1301 Dove St., Suite 800	701 N. Green \Valley Parkway, Suite 200
Newport Beach, CA 92660	Henderson, NV 89074

By: Brad Hoffman, an individual	By: Steve Durdin, President

Dated:	Dated:

SSN: